Exhibit 10.5

DATED  JUNE 20, 2022

ELEPHANT OIL CORP

and

LANRE OLONINIYI

EMPLOYMENT AGREEMENT

Druces LLP

Salisbury House

London Wall

London EC2M 5PS

Tel +44(0)20 7638 9271

Fax +44(0)20 7628 7525

Ref: ELE007.0001

THIS AGREEMENT is made on the day of June 20, 2022

B E T W E E N:

(1)	ELEPHANT OIL CORP whose registered office is at 700 Milan Suite 300, Houston Texas, 77002, United States of America (the “Company”); and

(2)	LANRE OLONINIYI of 4 Rosemead Close, Surbiton, KT6 7AY, United Kingdom (the “CFO”).

RECITAL:

The parties have agreed that the CFO shall with effect from the Effective Date be employed on the terms of this Agreement and that all other agreements between the Company and the CFO, whether written or otherwise, shall be superseded.

THIS AGREEMENT provides:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement and the Schedules the following expressions, unless otherwise expressly stated, have the following respective meanings:

“Associated Company”	any company which for the time being is: (a) a company having an ordinary share capital (as defined in s832 of the Income and Corporation Taxes Act 1988) of which not less than 25 per cent is owned directly or indirectly by the Company (or its holding company) applying the provisions of s838 of the Income and Corporation Taxes Act 1988 in the determination of ownership; (b) a holding company (as defined in s1159 of the Companies Act 2006) of the Company; or (c) a subsidiary (as defined in s1159 of the Companies Act 2006) of any such holding company
“Board”	means the directors for the time being of the Company present at a duly convened and quorate meeting of the directors, or of a committee of the directors duly appointed for the purpose in question;
“Company Invention”	means any improvement, invention or discovery made by the CFO which applying the provisions of s39 of the Patents Act 1977 in the determination of ownership is, as between the parties, the property of the Company;
“Confidential Information”	means trade secrets and other confidential information relating to the Company, including, without limitation, those matters set out in Schedule 2;
“Effective Date”	means 1 October 2021;
“Employment”	means the employment of the CFO under this Agreement;
“ERA”	means the Employment Rights Act 1996, as amended;

“Group”	means the Company and any subsidiary or subsidiaries for the time being of the Company or Companies where the Board collectively own more than 51% of the issued share capital. “Subsidiary” has the meaning assigned to it by section 1159 of the Companies Act 2006. The expressions “Group Company” and “Group Companies” shall be construed accordingly;
“Incapacity”	means sickness or injury rendering the CFO incapable of performing services in accordance with the provisions of this Agreement and supported by a written medical report of such registered medical practitioner as the Company may select;
“Recognised Investment Exchange”	means a body which is a recognised investment exchange for the purposes of the Financial Services and Markets Act 2000 (or any superseding legislation);
“Regulatory Organisation”	includes, without limitation, the Financial Services Authority;
“Remuneration Committee”	means the remuneration committee of the Company;
“Salary”	means salary paid pursuant to Clause 7, as reviewed from time to time and as specified in Schedule 1;
“Share Option Scheme”	means the share option scheme constituted and governed by the Company’s share option scheme rules dated 2 February 2022; and
“Termination Date”	means the date the employment of the CFO hereunder is terminated.

1.2	In this Agreement:

(a)	the masculine gender includes the feminine, and the singular number includes the plural, and vice versa;

(b)	references to persons, include bodies corporate;

(c)	references to Clauses and the Schedules are references to clauses of and the schedules to this Agreement;

(d)	references to United Kingdom statutes shall be deemed to refer to such statutes as amended or re-enacted after the Effective Date.

1.3	The Schedules form part of and are incorporated in this Agreement.

1.4	Headings are included for ease of reference only and shall not affect the interpretation of this Agreement.

1.5	No modification, variation or amendment to this Agreement shall be effective unless such modification, variation or amendment is in writing and has been signed by or on behalf of the parties.

2.	COMMENCEMENT

2.1	The Company appointed Lanre Oloniniyi to act as Chief Financial Officer on 1 October 2021.

2.2	This Agreement shall take effect and be deemed to have commenced on the Effective Date.

3.	HOURS OF WORK

3.1	The CFO shall be required to work whatever hours are necessary for the professional completion of his duties as the needs of the Company require.

3.2	The CFO agrees that he is autonomous and therefore not subject to the Working Time Regulations 1998 (and any amendment to or re-enactment of them) or any legislative provisions imposing a maximum number of average weekly working hours and these shall not apply to the CFO’s employment. In the event that the CFO is not considered to be autonomous the CFO agrees that the Working Time Regulations 1998 (and any amendment to or re-enactment of them) or any legislative provisions imposing a maximum number of average weekly working hours shall not apply to his employment. However, the CFO may revoke his agreement to this at any time by giving the Company not less than three months’ written notice of his intention to do so.

3.3	Unless otherwise directed by the Board or prevented by Incapacity and subject to Clause 10, the CFO shall devote the whole of his time, attention and abilities to the business of the Company as may be reasonably necessary for the proper performance of his duties.

4.	DURATION OF WORK

The CFO’s appointment shall continue until terminated by either party giving to the other not less than 6 months’ prior written notice.

5.	DUTIES

5.1	The CFO shall be responsible to the Company and shall undertake the duties and exercise the powers assigned to or vested to him by the Board during the continuance of the Employment, and he shall:-

(a)	well and faithfully serve the Company;

(b)	use all reasonable endeavours to promote the interests of the Company;

(c)	use his reasonable endeavours to achieve such reasonable targets, benchmarks and goals as are set by the Board;

(d)	keep the Board informed of his conduct of the business;

(e)	at all times conform to the reasonable and lawful directions of the Board; and

(f)	at all times comply with such share dealing restrictions as the Company may require and as set out in the rules for AIM companies as published by the London Stock Exchange and the Market Abuse Regulation.

5.2	The CFO shall:

5.2.1	comply with all applicable laws, regulations, codes, policies and sanctions relating to anti-bribery and anti-corruption including but not limited to the Bribery Act 2010 (Relevant Requirements);

5.2.2	not engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of the Bribery Act 2010 if such activity, practice or conduct had been carried out in the UK;

5.2.3	comply with the Company’s Ethics and Anti-bribery and Anti-corruption Policies and in each case as the Company may update them from time to time (Relevant Policies);

5.2.4	ensure that all persons associated with the CFO or other persons who are performing services or providing goods in connection with this Agreement comply with this clause 5.2.

5.3	Breach of clause 5.2 shall be deemed a material breach of this Agreement.

5.4	For the purpose of clause 5.2, the meaning of adequate procedures and foreign public official and whether a person is associated with another person shall be determined in accordance with section 7(2) of the Bribery Act 2010 (and any guidance issued under section 9 of that Act), sections 6(5) and 6(6) of that Act and section 8 of that Act respectively.

5.5	In the event that the CFO shall be seconded to work for any Associated Company or Subsidiary he shall continue to be employed by the Company under the terms of this Agreement which shall remain in full force and effect.

6.	OTHER INTERESTS

6.1	The CFO shall not at any time undertake any commercial activity of any nature whatsoever which competes with the business of the Company. Furthermore the CFO shall not without the prior written consent of the Board directly or indirectly engage, or be concerned or interested in, any other business, trade, profession or occupation which may reduce in any manner his ability to fulfil his duties and obligations under this Agreement.

6.2	The CFO undertakes that he will during the currency of the Employment, promptly declare in writing, so far as he is aware of the same, the nature of any personal interests, whether direct or indirect, in any contract or proposed contract to be entered into by the Company or with which the Company is concerned or involved.

6.3	Clause 6.1 shall not prohibit the CFO from holding or being interested in securities (whether quoted or unquoted) in any company whose securities are quoted on a Recognised Investment Exchange PROVIDED THAT such company is not in competition with the business of the Company and/or any Group Company.

6.4	The CFO confirms to the Company that his declaration of outside interests and other directorships at Schedule 4 is complete and that any further outside interests shall require the consent of the Board.

7.	REMUNERATION AND BENEFITS

7.1	The Salary shall be reviewed by the Remuneration Committee and adjusted in line with industry norms subject to the financial position of the Company as determined in the sole discretion by the Remuneration Committee each year.

7.2	The Salary shall accrue from day to day and shall be payable monthly in arrears, payment in respect of a period of less than a month being apportioned in proportion to the number of working days of the Employment in that month upon which the CFO works.

7.3	The Company shall be entitled, pursuant to Part II of the ERA, at any time during the Employment and upon its termination (howsoever arising), to deduct any sums owed by the CFO to the Company from the Salary and/or any other sums due to the CFO under this Agreement. Sums shall be deducted on such basis as is agreed when such sums are provided by the Company, failing which on the next Salary payment(s) after demand by the Company or at end of the Employment. Such deductions shall be without prejudice to the Company’s right to recover any balance remaining after making such deductions.

7.4	The Salary plus any discretionary bonus, dividend or equity linked payment shall encompass the whole of the CFO’s remuneration from the Company, any regular fee or income payments due under any other contracts (excluding reimbursable expenses) shall be replaced in their entirety by the provisions of this Agreement.

7.5	The CFO is entitled to participate in the Company’s Share Option Scheme which is subject to, and governed by, a separate share option agreement between the Company and the CFO.

8.	EXPENSES

The CFO shall be reimbursed all duly justifiable reasonable travelling, hotel, entertainment and other out-of-pocket expenses properly incurred in the performance of the duties of the Employment, provided that the CFO provides appropriate evidence to the Company of the expenses incurred by him and provided that any amount in excess of £1,000 should be agreed with the chief executive officer of the Board in advance.

9.	PENSION

9.1	The Company does not have a pension scheme but provides access to a stakeholder pension scheme.

10.	HOLIDAYS

10.1	The CFO shall be entitled to public holidays and to that number of working day’s paid holiday as set out in Schedule 1 in each calendar year during the Employment (the “Holiday Year”) to be taken at times and for periods as the CFO reasonably chooses. It is noted that the CFO is statutorily entitled to 28 days holiday in each calendar year inclusive of public holidays.

10.2	For the holiday year during which his appointment commences or terminates, the CFO is entitled to the number of working days’ holiday equal to one twelfth of his annual entitlement for each calendar month completed in the employment of the Company for that year.

10.3	Paid holiday entitlement shall accrue at the rate of 2.5 working days per month of completed service in each calendar year and on the determination of his employment hereunder the CFO shall be entitled to pay in lieu of outstanding holiday entitlement in respect of that calendar year or shall be required to repay to the Company for holiday taken in excess of his actual entitlement and for the purposes of this clause the basis of calculation shall be 1/260 annual salary for each day’s holiday entitlement. The Company reserves the right to require the CFO to take any accrued unused holiday entitlement during his period of notice.

10.4	Holiday entitlement in the Holiday Year in which the Employment terminates shall be proportionate to the period of service during the Holiday Year and the CFO shall be paid in lieu of any entitlement not taken at the Termination Date, any payment in excess of holiday accrued due being deducted from the final payment of the Salary.

10.5	The Company reserves the right to refuse to allow the CFO to take holidays during any particular period if the Company reasonably considers that such holidays are likely to have an adverse effect on the Company.

11.	COMPANY SICK PAY

11.1	If the CFO shall be prevented by illness (including mental disorder) accident or other incapacity from properly performing his duties hereunder he shall report this fact forthwith to the Board and if the CFO is so prevented for seven or more consecutive days he shall provide a medical practitioner’s statement on the eight day and weekly thereafter.

11.2	If the CFO shall be absent from his duties hereunder due to illness (including mental disorder) accident or other incapacity duly certified in accordance with the provisions of sub-clause 11.1 hereof he shall be paid his full remuneration hereunder excluding bonus (if any) for up to 60 working days absence in any period of 12 months and thereafter such remuneration if any as the Board shall in its discretion from time to time allow provided that there shall be deducted from or set off against such remuneration any Statutory Sick Pay to which the CFO is entitled and Society Security Sickness Benefit or other benefits recoverable by the Appointee (whether or not recovered).

11.3	If the CFO’s ill health or injury is the result of an accident caused by a third party in respect of which damages are recoverable then the CFO will be required to:

(a)	Notify the Company immediately of all the relevant circumstances and of any claim, compromise, settlement or judgment made or awarded in connection with it;

(b)	Give to the Company such information concerning the above matters as it shall reasonably require; and

(c)	If the Company so requires, refund to it any amount that the CFO has received from any such third party provided that the refund shall be no more than the amount which the CFO has recovered in respect of the sick pay which the CFO has received.

12.	SUMMARY TERMINATION

12.1	The Company may, provided that the Board considers it reasonable to do so, summarily terminate the Employment so that the CFO shall have no claim for damages or otherwise against the Company in respect of such termination (but without prejudice to any other remedy or remedies which it may have against the CFO) if the CFO shall:

(a)	become the subject of a bankruptcy order or an interim order under the Insolvency Act 1986;

(b)	become a patient for the purposes of Part VII of the Mental Health Act 1983;

(c)	be convicted of any criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which no custodial sentence is imposed) provided always that such conviction brings the reputation of the Company or Group Company into serious question or disrepute and has a material detrimental effect on the finances or future business prospects of the Company or the Group Company;

(d)	commit any act of dishonesty, or any other act which may seriously affect his ability to discharge his duties under this Agreement;

(e)	be guilty of any serious misconduct or have committed a serious breach of his duties or obligations under this Agreement which is incapable of being remedied or, where any serious misconduct or serious breach is capable of being remedied, is not so remedied within 21 days of receipt by the CFO of written notice from the Company requiring the CFO to remedy the breach or to refrain from the conduct in question provided always that such serious misconduct brings the reputation of the Company or Group Company into serious question or disrepute and has a material detrimental effect on the finances or future business prospects of the Company or the Group Company;

(f)	commit an act or so conduct himself in a manner which brings the reputation of the Company or Group Company into serious question or disrepute and which has a material detrimental effect on the finances or future business prospects of the Company; or

(g)	be found personally liable for misfeasance, fraudulent or wrongful trading under Sections 212, 213 or 214 of the Insolvency Act 1986.

12.2	During any period of notice to terminate this Agreement and/or the period not exceeding one month of any disciplinary investigation and/or procedure affecting the CFO, the Company shall in its sole and absolute discretion be entitled to suspend the CFO provided that the CFO shall be entitled to receive Salary, and other benefits pursuant to this Agreement, in the usual way, during such period of suspension. During such period the CFO’s obligations of good faith, confidentiality and exclusive service to the Company remain in force.

12.3	During the period of any suspension, the CFO shall only attend at the offices of the Company or act as representative of the Company if expressly directed to do so by the Company (whereupon the CFO shall so attend as directed by the Company) but the Company shall not be obliged to provide work to the CFO during the suspension period.

12.4	Such suspension shall be without prejudice to the right of the Company at any time to terminate the employment of the CFO in accordance with the provisions of this Agreement.

13.	PAY IN LIEU

Once notice to terminate has been given by either party in accordance with clause 4 hereof, or any other purported termination of the Agreement by either party or if notice of a shorter period than that required by clause 4 hereof has been given, the Company reserves the right, exercisable in its absolute discretion, to terminate the CFO’s employment by making a payment in lieu of the notice required by clause 4 or any unexpired part of such notice. Any payment in lieu of notice shall consist of a sum equivalent to the CFO’s basic salary (at the rate applicable at the date notice is given) for the notice period required by clause 4 or any unexpired period thereof and shall be subject to such deductions as the Company is required to make. For the avoidance of doubt, if the Company terminates the CFO’s employment other than in accordance with its rights under this Agreement any entitlement to damages for breach of contract will be assessed on the normal common law principles (including the CFO’s obligation to mitigate his loss) and the right of the Company to make a payment in lieu of notice does not give rise to any right for the CFO to receive such a payment.

14.	GARDEN LEAVE

14.1	The Company reserves the right where either party to this Agreement gives notice (including short or no notice) to terminate this Agreement or otherwise purports to terminate the CFO’s employment, to:

(a)	exclude the CFO from all or any of the Company or any Group Company’s places of business; or

(b)	to require him to attend one of the Group Company’s offices to carry out special projects which are reasonably commensurate with his position and within his skill and competence as directed by the Board; or

(c)	to forbid him to contact the employees, clients or suppliers of the Company or any Group Company, in relation to the business of the Company or any Group Company with which he was concerned in the 12 months prior to being put on garden leave during all or any part(s) of the CFO’s contractual notice period (the “Garden Leave Period”).

14.2	Where the Company exercises its rights under clause 14.1 above, it is relieved from any obligation whatsoever to provide the CFO with work to do, or to allow the CFO access to any premises of the Company or any Group Company, or to have contact with or dealings with employees, clients or suppliers of the Company or any Group Company in relation to the business of the Company or any Group Company, or to allow the CFO to carry out his normal duties and the CFO’s normal duties under this Agreement will be suspended during such period.

14.3	During any period of Garden Leave the CFO will, if requested, remain readily contactable by providing telephone and other contact details and be available to work for the Company save when the CFO is on holiday by prior agreement with the Company.

14.4	During the Garden Leave Period the CFO’s salary and all other contractual benefits shall not cease to be payable or provided by reason only of the Company exercising its rights pursuant to sub clauses 14.1(a), (b) and (c) above. The CFO’s holiday will continue to accrue during the Garden Leave period subject to clause 14.6 below. This Clause shall not affect the general right of the Company to suspend in accordance with Clause 12.2 nor affect the rights and obligations of the parties prior to the service of such a notice.

14.5	During the Garden Leave Period the CFO remains an employee of the Company and is bound by the terms of this Agreement (other than to perform work for the Company unless specifically required to do so). In particular, the CFO remains bound by his obligations of confidentiality, loyalty, good faith, and exclusive service to the Company, including those obligations set out in schedule 3 which obligations, inter alia, preclude the CFO from taking up any other employment during the Garden Leave Period if it would conflict with such obligations.

14.6	The Company reserves the right to require the CFO to take any accrued or outstanding holiday entitlement during the Garden Leave period.

15.	TRANSFER OF UNDERTAKING

If the Company goes into voluntary liquidation for the purpose of amalgamation or reconstruction or transferring the whole or any substantial part of its business to any other company, the CFO shall not for that reason, or by reason of any consequent termination of the Employment, have any claim for damages or otherwise for breach of this Agreement so long as the CFO shall be offered employment on terms no less favourable than those contained in this Agreement by any company succeeding to the whole or any part of the business of the Company.

16.	CHANGE OF CONTROL

In the event of a Change of Control of the Company the CFO shall be entitled to receive a lump sum equivalent to one year’s salary. If notice is given by either party pursuant to a Change of Control the Employee shall not be required to serve the period of notice set out in clause 4, but shall be entitled to receive the further remuneration anticipated during such period of notice.

17.	DUTIES ON TERMINATION

17.1.	Upon termination of the Employment, the CFO shall without prejudice to any claim for damages or other remedy which either party might have against the other, immediately deliver up to the Company all correspondence, documents, specifications, papers, magnetic disks, tapes, disks or other software storage media and property belonging to the Company and any Group Company which may be in the CFO’s possession or under his control (including such as may have been made or prepared by or have come into the possession or under the control of the CFO and relate in any way to the business or affairs of the Company or any Group Company and/or of any of their suppliers, agents, distributors and/or customers) and the CFO shall not, without the written consent of the Board, retain any copies thereof.

17.2.	The CFO shall not knowingly at any time make any untrue or misleading statement in relation to the Company or any Associated Company or Subsidiary or represent himself as being still employed by the Company or any Associated Company or Subsidiary.

17.3.	The CFO agrees that he will provide all reasonable assistance to the Company if at any time after the Termination Date the Company requests his co-operation in respect of any litigation or disputes it is engaged in with third parties.

18.	CONFIDENTIAL INFORMATION

18.1.	The CFO acknowledges that all notes, lists, memoranda, records, slips and other writings (in whatever form (and whether held in hard copy or any electric medium)) made by, or in the possession or custody of, the CFO relating to the business of the Company or any Group Company shall be and remain the property of the Company or Group Company and shall be handed over by him to such company from time to time on demand and in any event upon his leaving the service of the Company. In this connection, the CFO shall keep the Company’s systems manager advised of all passwords used by the CFO on any computer on which he maintains such notes and writings, and shall immediately notify any changes made to such passwords or any loss of any data from such computer.

18.2.	The CFO agrees with the Company as follows:-

(d)	he will not at any time during or after the termination of the Employment reproduce, use, communicate or attempt to do so to any person whatsoever any Confidential Information concerning the business and affairs of the Company or any customer of the Company or any Group Company which he may become possessed and which may have come to his knowledge during the Employment, nor through any failure to exercise all due care and diligence, cause any unauthorised disclosure of any such Confidential Information except where the same shall be in the public domain other than by unauthorised disclosure by the CFO;

(e)	he will at all times during his employment use all reasonable endeavours to prevent unauthorised publication or disclosure of any Confidential Information as referred to in sub-paragraph (a) that is under his control;

(f)	not at any time during the Employment make, other than for the benefit of the Company or any Group Company, any lists, notes or memoranda relating to any matter within the scope of and directly or indirectly concerning the business of the Company or any Group Company, or any of the dealings or affairs of the Company or any Group Company;

(g)	not to use during or after termination of the Employment (howsoever caused) any such Confidential Information acquired in the course of the performance of his duties for any purpose whatever, including without limitation for his own benefit or for that of any other party or to the detriment of the Company or any Group Company;

(h)	not to use during or after termination of his employment (either alone or in conjunction with some other name) the name of the Company or such other trade names as the Company or any Group Company shall use during the course of the Employment in any manner whatsoever, other than for the business of the Company or any Group Company.

19.	INVENTIONS

19.1.	If at any time during his employment the CFO (whether alone or with any other person or persons) makes any invention, relating directly to the business of the Company, the CFO shall promptly disclose to the Company full details, including drawings and models, of such invention to enable the Company to determine whether it is a Company Invention. If the invention is not a Company Invention the Company shall treat all information disclosed to it by the CFO as confidential information and the property of the CFO.

19.2.	If the invention is a Company Invention the CFO shall hold it in trust for the Company, and at the request and expense of the Company do all things necessary or desirable to enable the Company, or its nominee, to obtain the benefit of the Company Invention and to secure patent or other appropriate forms of protection for it throughout the World.

19.3.	Decisions as to the patenting and exploitation of any Company Invention shall be in the sole discretion of the Company.

19.4.	The CFO irrevocably appoints the Company to be his attorney in his name and on his behalf to execute and sign all such instruments or things and generally to use the CFO’s name for the purpose of giving to the Company or its nominee the full benefit of the provisions of clause 19.2. A certificate in writing signed by any CFO or the company secretary, that any instrument or act falls within the authority hereby conferred, shall be conclusive evidence that such is the case so far as any third party is concerned.

20.	OTHER INTELLECTUAL PROPERTY

20.1.	The CFO hereby agrees that all copyright, moral rights, patents, trademarks, trade names, service marks, design rights, database rights, rights in undisclosed or confidential information (including without limit, know-how and trade secrets whether patentable or not) and other similar intellectual property rights and other rights in the nature of intellectual property (whether or not registered or registrable) created, generated, acquired or made by him during the continuance of his employment (except where such rights were created, generated, acquired or made by the employee wholly outside his normal working hours and are wholly unconnected with his appointment) shall belong to the Company.

20.2.	The CFO hereby assigns to the Company by way of future assignment all copyright and other rights referred to in clause 20.1 for the full terms thereof throughout the World and agrees at the request and expense of the Company do all things necessary or desirable to substantiate those rights of the Company (including without limit the execution of the necessary documentation).

20.3.	The CFO shall notify the Company immediately upon the creation or coming into existence of any of the rights referred to in clause 20.1.

20.4.	The CFO irrevocably and unconditionally waives in favour of the Company any and all moral rights conferred on him by Chapter IV of Part I of the Copyright Designs and Patents Act 1988 in relation to any works originated, conceived, written or made by him alone or with others during the continuance of his employment (except in relation to those works originated, conceived or written or made by him wholly outside his normal working hours and wholly unconnected with his appointment).

21.	POST-EMPLOYMENT RESTRICTIONS

The CFO agrees to be bound by and to honour and observe the covenants contained in Schedule 3 and considers them reasonable and legitimate for the purpose of protecting and promoting the business of the Company.

22.	PRESCRIBED INFORMATION

The following information is set forth for the purposes of section 3, ERA:

22.1.	If the CFO has any cause for complaint in respect of his/her terms of employment, or with disciplinary action taken against him, the CFO should raise it informally and orally with the Board. If the complaint is not resolved initially he should set out his complaint in writing to the Board who will endeavour to resolve the CFO’s grievance. For the avoidance of doubt this procedure does not form part of the CFO’s contract of employment;

22.2.	The decision of the Board will be final. At all interviews or discussions relating to his grievance the CFO may be accompanied by another employee; and

22.3.	The CFO’s period of continuous employment began on the date set out in Schedule 1.

23.	SEVERABILITY

The Company and the CFO acknowledge that the Clauses and sub-Clauses and Schedules of this Agreement are severable. If any Clause, sub-Clause or identifiable part of any Clause or sub-Clause or Schedule or any paragraph of any Schedule is held to be invalid or unenforceable by an English court then such invalidity or unenforceability shall not affect the validity or enforceability of the remaining Clauses or sub-Clauses or Schedules or any paragraph of any Schedule.

24.	POWER OF ATTORNEY

On the termination of this Agreement for whatever reason, the CFO shall:

24.1.	at the request of the Company resign without claim for compensation from office as a chief financial officer of the Company and from all offices held by him in any Associated Company and from all other appointments or offices which he holds as nominee or representative of the Company or any Associated Company and if he should fail to do so within seven days the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents or do any things necessary or requisite to give effect to this.

24.2.	immediately deliver to the Company or to its order all books, documents, papers (including copies), materials, credit cards, keys and other property of or relating to the business of the Company or its associated companies then in his possession or which are or were last under his power or control.

25.	DATA PROTECTION

25.1.	The Company will collect and process information relating to the CFO in accordance with its data protection policy.

25.2.	The CFO and the Company acknowledge that for the purposes of the Data Protection Legislation (that is, (a) the General Data Protection Regulation (EU) 2016/679 (GDPR) and any national implementing law, regulations and secondary legislation, as amended or updated from time to time in the UK and (b) any successor legislation to the GDPR or the Data Protection Act 1998), the Company is the data controller and the CFO is the data processor.

25.3.	The CFO and the Company will comply with the Data Protection Legislation.

25.4.	The CFO shall, in relation to any Personal Data (as defined in the Data Protection Legislation) processed in connection with the CFO’s appointment by the Company on the terms of this Agreement:

(a)	process that Personal Data only on written instructions of the Company;

(b)	keep the Personal Data confidential;

(c)	comply with the Company’s data protection policy;

(d)	comply with the Company’s reasonable instructions with respect to processing Personal Data and Sensitive Personal Data;

(e)	not transfer any Personal Data outside of the European Economic Area without the Company’s prior written consent.

(f)	assist the Company in responding to any data subject access request and to ensure compliance with its obligations under the Data Protection Legislation with respect to security, breach notifications, privacy impact assessments and consultations with supervisory authorities or regulators;

(g)	notify the Company without undue delay on becoming aware of a Personal Data breach or communication which relates to the Company’s or the CFO’s compliance with the Data Protection Legislation;

(h)	at the written request of the Company, delete or return Personal Data and any copies thereof to the Company on termination of the CFO’s appointment by the Company unless required by the Data Protection Legislation to store the Personal Data; and

(i)	maintain complete and accurate records and information to demonstrate compliance with this clause 25.

25.5.	The CFO shall ensure that he has in place appropriate technical or organisational measures, reviewed and approved by the Company, to protect against unauthorised or unlawful processing of Personal Data and against accidental loss or destruction of, or damage to, Personal Data, appropriate to the harm that might result from the unauthorised or unlawful processing or accidental loss, destruction or damage and the nature of the data to be protected, having regard to the state of technological development and the cost of implementing any measures. Such measures may include, where appropriate:

(a)	pseudonymising and encrypting Personal Data;

(b)	ensuring confidentiality, integrity, availability and resilience of your systems and services;

(c)	ensuring that availability of and access to Personal Data can be restored in a timely manner after an incident; and

(d)	regularly assessing and evaluating the effectiveness of the technical and organisational measures adopted by the CFO.

25.6.	The Company does not agree to the CFO appointing any third party processor of Personal Data under this Agreement.

26.	COUNTERPARTS

This Agreement may be entered into in any number of counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same Agreement.

27.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by English law and for the benefit of the Company, the CFO hereby submits to the exclusive jurisdiction of the English Courts.

28.	NOTICES

Any notice shall be duly served under this Agreement if, in the case of the Company, it is handed to a CFO of the Company (other than the CFO) or sent by recorded or first class post to the Company at its registered office for the time being and if, in the case of the CFO, it is handed to him or sent by recorded or first class post to him at his address specified in this Agreement or such other address as he may notify to the Company. A notice sent by recorded or first class post shall be deemed served on the working day next following posting.

IN WITNESS whereof the parties have executed and delivered this instrument as a Deed the day and year first before written.

SCHEDULE 1

Particulars of Employment

“Name of employee”	:	Lanre Oloniniyi

“Address of CFO”	:	4 Rosemead Close, Surbiton, KT6 7AY, United Kingdom

“Effective Date”	:	1 October 2021

“Salary”	:	US$7,000 per month until IPO.
US$220,000 per annum after IPO.

“Date of Commencement of
Continuous Employment”	:	1 October 2021

“Holiday Entitlement”	:	30 working days inclusive of bank holidays

“Pension”	:	None

“Benefits”	:	Participation in the Company’s Share Option Scheme in respect of 200,000 shares of common stock at a price of $2.25 per share, being subject always to a share option agreement between the Company and CFO

SCHEDULE 2

“Confidential Information”

1.	All details, information, records, memoranda, slips, policy wording, marketing or sales materials or other papers relating to:-

(a)	the Company or any Group Company;

(b)	any Customer of the Company (within the meaning of Schedule 3);

(c)	any other customers or prospective customers of the Company or any Group Company;

(d)	any Facilities (within the meaning of Schedule 3);

and irrespective of the medium in which such information or papers are held or recorded.

2.	All information relating to:-

(a)	the internal structure, finances, financial or management controls or operational procedures of the Company or any Group Company;

(b)	the directors, officers, managers, agents or other representatives of the Company or any Group Company (whether in their employment or personal capacities);

(c)	regulatory, legal, compliance or other matters involving the Company or any Group Company; and

(d)	any allegation or circumstances which will or may lead to any claim being made against the Company or any Group Company, or against their respective officers, directors or agents, whether for negligence, breach of contract or otherwise, provided that nothing in this Clause shall prevent the CFO from making a protected disclosure under the ERA as amended.

3.	The following shall not constitute confidential information:-

(a)	information in the public domain through no fault of the CFO; and

(b)	information ordered to be produced by a court or tribunal of competent jurisdiction; and

(c)	information ordered to be produced upon a formal written direction by any Regulatory Organisation provided that prior to disclosure of such information, the CFO shall give the Company not less than five days’ notice of the receipt of such written direction, giving full particulars of the direction and the information intended to be disclosed PROVIDED THAT it is reasonable in the circumstances and the CFO is not prohibited from doing so by the Regulatory Organisation.

4.	Paragraphs 1 and 2 of this Schedule 2 are not to be read as exhaustive. Without limitation, Confidential Information shall also include:-

(a)	any information which the CFO knows is held by the Company under a duty of confidence to any third party; and

(b)	any information which the CFO is expressly told by the Company is confidential.

SCHEDULE 3

Post-Employment Restrictions

1	In this Schedule 3, the following definitions are used:

“Competing Products” and “Competing Services” mean any products or services competitive with products or services supplied by the Company or any Associated Company.

“Customer” means any person, company or firm who has been supplied with any products or services by the Company or any Associated Company during the six months preceding the termination of the CFO’s employment and with whom the CFO personally dealt in connection with this supply during those six months;

“Prohibited Area” means within one hundred (100) miles in any direction from leases held by the Company;

“Prospective Customer” means any person, company or firm who has been offered any products or services by the Company or any Associated Company during the six months preceding the termination of the CFO’s employment or has been in a negotiation with the Company or any Associated Company for the supply of products or services during that period of six months and with whom the CFO personally dealt in connection with this offer or negotiation during those six months.

2	After termination of the CFO’s employment, the CFO will not, without the prior written consent of the Board, directly or indirectly, either alone or jointly with or on behalf of any other person and whether on his own account or in any other capacity whatever:

2.1	for a period of three months commencing with the Termination Date, carry on or be engaged or employed or interested in any business which is carried on in the Prohibited Area and which competes with any business of the Company and any Associated Company;

2.2	for a period of three months commencing with the Termination Date canvass, solicit, interfere with or approach any Customer for the purposes of the supply of Competing Services or Competing Products or interfere with the Company’s relationship with any Customer or Prospective Customer;

2.3	for a period of three months commencing with the Termination Date accept any order or custom from a Customer in respect of the supply for Competing Services or Competing Products;

2.4	for a period of three months commencing with the Termination Date canvass, solicit, interfere with or approach any Prospective Customer for the purposes of the supply of Competing Services or Competing Products;

2.5	for a period of three months commencing with the Termination Date accept any order or custom from a Prospective Customer in respect of the supply for Competing Services or Competing Products;

2.6	for a period of three months commencing with the Termination Date canvass or solicit for employment any person who was at the Termination Date and continued to be until canvassed or solicited a CFO or employee of the Company or any Associated Company in a managerial position;

2.7	for a period of three months commencing with the Termination Date employ any person who was at the Termination Date a CFO or employee of the Company or any Associated Company in a managerial position;

2.8	for a period of three months commencing with the Termination Date solicit or interfere with any person, firm or company who was a supplier of goods or services to the Company or any Associated Company in the six months preceding the Termination Date and with whom the CFO was concerned or had personal contact during those six months if the solicitation or interference would cause the supplier to cease supplying or materially reduce its supply of products or services to the Company or any Associated Company;

2.9	induce or assist any other person to do any of those things set out in clauses 2.1 to 2.6 of this Schedule 3 if this could cause a breach of that person’s contract of employment with the Company or any Associated Company.

3	Each of the covenants in clause 2 of this Schedule 3 will constitute a separate and independent covenant and will be construed as such and if any one or more of such undertakings or any part of an undertaking is held to be against the public interest or unlawful or in any way as an unreasonable restraint of trade, the remaining undertaking or undertakings or the remaining part of such undertaking or undertakings shall continue in full force and effect and shall bind the CFO.

4	The CFO acknowledges that he has been given the opportunity to take independent legal advice in relation to the terms of the undertakings given in clause 2 of this Schedule 3 and that each such undertaking is reasonable and for the proper protection of the business of the Company and each relevant Associated Company and further acknowledges that damages may not be an adequate remedy to the Company (or the relevant Associated Company) for breach of those undertakings.

5	After the Termination Date of his employment the CFO will not represent himself or permit himself to be held out as being in any way connected with or interested in the business of the Company or any Associated Company (except if and for so long as he remains an employee of the Company or any Associated Company) or use any name which is identical or similar to or likely to be confused with the name of the Company or any Associated Company or of any business which it carries on or any product or service which it produces or provides or which might suggest a connection between the CFO with that company or any of its products or services.

6	The periods of six months in clause 2 of this Schedule 3 shall be reduced by any period of notice to terminate this Agreement where the Company pursuant to clause 14 of this Agreement requires the CFO to perform only some or none of his duties.

7	The covenants shall continue to apply after termination of the Agreement and, in the event the Company and the CFO enter into a compromise agreement, the restrictions shall continue to apply unless specifically released by the Company.

SCHEDULE 4

Outside Interests:

Please list all directorships and any shareholding over 3% in a trading Company (such shareholding including spouse’s holding).:

Not Applicable

Executed as a Deed by	)
Elephant Oil Corp	)
acting by Matthew Lofgran,	)
Chief Executive Officer, director	)
in the presence of:	)

Signature of Witness

Name (in BLOCK CAPITALS)

Address

Occupation

Executed as a Deed by Lanre Oloniniyi	)
in the presence of:	)

Signature of Witness

Name (in BLOCK CAPITALS)

Address

Occupation